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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                                 Protalex, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, par value $0.00001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    743642100
                                 (CUSIP Number)

                                 October 1, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                Page 1 of 4 pages

CUSIP No. 743642100
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     John E. Doherty
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    2,961,549 (1)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           2,961,549 (1)
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,961,549 (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.36%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------


(1) Includes options to purchase 10,000 shares of our common stock and warrants to purchase 27,778 shares of our common stock exercisable within 60 days of October 1, 2007


                                Page 2 of 4 pages

Item 1.

         (a)      Name of Issuer

                  Protalex, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  145 Union Square Drive
                  New Hope, PA 18938

Item 2.

         (a)      Name of Person Filing

                  John E. Doherty

          (b)     Address of Principal Business Office or, if none, Residence

                  1518 Cornell N.E.
                  Albuquerque, NM 87106

          (c)     Citizenship

                  US.

         (d)      Title of Class of Securities

                  Common Stock, par value $0.00001 per share

         (e)      CUSIP Number

                  743642100


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)      _____    Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).

         (b)      _____    Bank as defined in section 3(a)(6) of the Act
                           (15 U.S.C. 78c).

         (c)      _____    Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

         (d)      _____    Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      _____    An investment adviser in accordance with
                           ss.240.13d-1(b)(1)(ii)(E);

         (f)      _____    An employee benefit plan or endowment fund in
                           accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g)      _____    A parent holding company or control person in
                           accordance with ss. 240.13d-1(b)(1)(ii)(G);

         (h)      _____    A savings associations as defined in Section
                           3(b) of the Federal Deposit Insurance Act (12 U.S.C.
                           1813);

         (i)      _____    A church plan that is excluded from the
                           definition of an investment company under section
                           3(c)(14) of the Investment Company Act of 1940 (15
                           U.S.C. 80a-3);

         (j)      _____    Group, in accordance with
                           ss.240.13d-1(b)(1)(ii)(J).


                                Page 3 of 4 pages

Item 4. Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 2,961,549 (1)

         (b)      Percent of class: 10.36%.

         (c)      Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote 2,961,549 (1).

                  (ii)  Shared power to vote or to direct the vote ____________.

                  (iii) Sole power to dispose or to direct the disposition of
                        2,961,549 (1).

                  (iv)  Shared power to dispose or to direct the disposition of
                        ___________.


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following _____.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9. Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 2, 2007

                                            /s/  John E. Doherty
                                            ------------------------------------
                                            John E. Doherty

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                                Page 4 of 4 pages